Exhibit 3(ii)

Amendment to Bylaws

Article Three, Section A is amended to read as follows:

Section A.  Number and Terms of Office.  The business of the corporation shall be controlled and managed in accordance with the Indiana Business Corporation Law by a board of ten directors, divided into classes as provided in the Amended Articles of Incorporation.